PRICING SUPPLEMENT Dated July 17, 2017

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-205129

Supplementing the Preliminary Prospectus

Supplement, dated July 17, 2017 and the

Base Prospectus, dated June 22, 2015

AerCap Ireland Capital Designated Activity Company
AerCap Global Aviation Trust

$1,000,000,000 3.65% Senior Notes due 2027

Guaranteed by AerCap Holdings N.V.

Pricing supplement, dated July 17, 2017 to the Preliminary Prospectus Supplement, dated July 17, 2017 (the “Preliminary Prospectus Supplement”), and the related Base Prospectus, dated June 22, 2015 (the “Base Prospectus” and, together with the Preliminary Prospectus Supplement, including the documents incorporated by reference in the Preliminary Prospectus Supplement and the Base Prospectus, the “Prospectus”), of AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust.

This pricing supplement (the “Pricing Supplement”) relates only to the securities described below and should only be read together with the Prospectus. This Pricing Supplement is qualified in its entirety by reference to the Prospectus. The information in this Pricing Supplement supplements the Prospectus and supersedes the information in the Prospectus to the extent inconsistent with the information in the Prospectus.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

Issuers:	AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust

Notes Offered:	3.65% Senior Notes due 2027 (the “Notes”)

Principal Amount:	$1,000,000,000

Underwriters:

Joint Book-Running Managers: Credit Agricole Securities (USA) Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, Barclays Capital Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA LLC, RBC Capital Markets, LLC, Santander Investment

Securities Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC

Co-Managers: Citizens Capital Markets, Inc., Fifth Third Securities, Inc., MUFG Securities Americas Inc. and Société Générale

Trade Date:	July 17, 2017

Settlement Date:

July 21, 2017 (T+4)

We expect that delivery of the Notes will be made to investors on or about July 21, 2017, which will be the fourth business day following the date hereof (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

Ratings:	Baa3 / BBB- / BBB- (Moody’s / S&P / Fitch)(1)

Distribution:	SEC Registered

Maturity:	July 21, 2027

Coupon:	3.65%

Issue Price to Public:	99.494% plus accrued interest, if any, from July 21, 2017

Gross Proceeds:	$994,940,000

Benchmark Treasury:	UST 2.375% due May 15, 2027

Benchmark Treasury Price:	100-18

(1) These ratings have been provided by Moody’s, S&P and Fitch. A securities rating is not a recommendation to buy, sell or hold securities, may be subject to revision or withdrawal at any time and each rating should be evaluated independently of any other rating.

Benchmark Treasury Yield:	2.311%

Spread to Benchmark Treasury:	+ 140 basis points

Yield to Maturity:	3.711%

Interest Payment Dates:	January 21 and July 21, beginning on January 21, 2018

Optional Redemption:	Following issuance and prior to April 21, 2027, make-whole call @ T+25 bps. At any time on or after April 21, 2027, par call.

CUSIP / ISIN:	00774M AB1 / US00774MAB19

Denominations:	$150,000 and integral multiples of $1,000 in excess thereof

THIS INFORMATION DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE SECURITIES OR THE OFFERING. PLEASE REFER TO THE PROSPECTUS FOR A COMPLETE DESCRIPTION.

THE ISSUERS HAVE FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUERS HAVE FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUERS AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM CREDIT AGRICOLE SECURITIES (USA) INC., ATTENTION: DEBT SYNDICATE, 1301 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10019, BY TELEPHONE AT (866) 807-6030; CREDIT SUISSE SECURITIES (USA) LLC, ATTENTION: PROSPECTUS DEPARTMENT, ONE MADISON AVENUE, NEW YORK, NEW YORK 10010 OR BY EMAIL AT NEWYORK.PROSPECTUS@CREDITSUISSE.COM; DEUTSCHE BANK SECURITIES INC., ATTENTION: PROSPECTUS GROUP, 60 WALL STREET, NEW YORK, NY 10005-2836, OR BY E-MAIL TO PROSPECTUS.CPDG@DB.COM, OR BY TELEPHONE AT (800) 503-4611; OR MORGAN STANLEY & CO. LLC AT 1585 BROADWAY, NEW YORK, NY 10036, BY EMAILING PROSPECTUS@MORGANSTANLEY.COM OR BY CALLING TOLL-FREE AT (866) 718-1649.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION

TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

THIS COMMUNICATION IS NOT INTENDED TO BE A CONFIRMATION AS REQUIRED UNDER RULE 10b-10 OF THE SECURITIES EXCHANGE ACT OF 1934. A FORMAL CONFIRMATION WILL BE DELIVERED TO YOU SEPARATELY.

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